Exhibit 3.2

AMENDED & RESTATED
BYLAWS

OF

ADAMAS PHARMACEUTICALS, INC.

(the “Corporation”)

SECTION 1 - STOCKHOLDERS

Section 1.1            Annual Meeting. An annual meeting of the stockholders for the election of directors to succeed those whose term expire and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, within or without the State of Delaware, on the date and at the time that the Board of Directors shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the Corporation, such annual meeting shall be at the principal office of the Corporation.

Section 1.2            Advance Notice of Nominations and Proposals of Business.

(a)           Nominations of persons for election to the Board of Directors and proposals for business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who (A) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.2(b), (B) is entitled to vote at such meeting and (C) has complied with the notice procedures set forth in this Section 1.2. Except as otherwise required by law, clause (iii) of this Section 1.2 shall be the exclusive means for a stockholder to make nominations or propose other business (other than nominations and proposals properly brought pursuant to applicable provisions of federal law, including the Securities Exchange Act of 1934 (as amended from time to time, the “Act”) and the rules and regulations of the Securities and Exchange Commission thereunder) before an annual meeting of stockholders.

(b)           Except as otherwise required by law, for nominations or proposals to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by Section 1.2(c), and (ii) the business must be a proper matter for stockholder action under the Delaware General Corporation Law (the “DGCL”).

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(c)           To be timely for purposes of Section 1.2(b), a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation a date (i) not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting or (ii) if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, on or before 15 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. Such notice from a stockholder must state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and its respective affiliates or associates, on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand; (ii) as to each proposal that the stockholder seeks to bring before the meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, and any material interest that the stockholder has in the proposal; (iii) (A) the name and address of the stockholder, (B) the class (and, if applicable, series) and number of shares of stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder or any Stockholder Associated Person (as defined below), (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation of the stockholder or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of stock of the Corporation or Derivative Instruments and (G) whether either the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees. For purposes of these by-laws, a “STOCKHOLDER ASSOCIATED PERSON” of any stockholder means any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Act) of the stockholder that owns beneficially or of record any capital stock or other securities of the Corporation. In addition, any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, within 10 days of receipt of the form of questionnaire from the Corporation.

(d)           Subject to the certificate of incorporation of the Corporation and applicable law, only persons nominated in accordance with procedures stated in this Section 1.2 shall be eligible for election as and to serve as members of the Board of Directors and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 1.2.

(e)           The chairman of the meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 1.2 and, if any nomination or proposal does not comply with this Section 1.2, unless otherwise required by law, the nomination or proposal shall be disregarded.

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(f)            For purposes of this Section 1.2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Act.

(g)           Notwithstanding the foregoing provisions of this Section 1.2, a stockholder shall also comply with applicable requirements of the Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.2. Nothing in this Section 1.2 shall affect any rights, if any, of stockholders to request inclusion of nominations or proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Act.

Section 1.3            Special Meetings; Notice.

Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the certification of incorporation of the Corporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.

Section 1.4            Notice of Meetings.

Notice of the place, if any, date and time of all meetings of stockholders of the Corporation, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which such meeting is to be held, to each stockholder entitled to notice of the meeting.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 1.2(e)) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time or place, if any, notice of the place (if any), date and time of the postponed meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 1.4 unless such meeting is postponed not more than 60 days after initial notice of the meeting was provided in conformity with this Section 1.4.

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When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; however, if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for voting at the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed present and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Section 1.5            Quorum.

At any meeting of the stockholders, the holders of shares of stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding capital stock of the Corporation, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the certificate of incorporation of the Corporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

Section 1.6            Organization.

The Chairman of the Board or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the President of the Corporation or, in his or her absence, the person chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders of the Corporation and act as chairman of the meeting. In the absence of the Secretary or any Assistant Secretary of the Corporation, the secretary of the meeting shall be the person the chairman appoints.

Section 1.7            Conduct of Business.

The chairman of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

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Section 1.8            Proxies; Inspectors.

(a)           At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by applicable law.

(b)           Prior to a meeting of the stockholders of the Corporation, the Corporation shall appoint one or more inspectors to act at a meeting of stockholders of the Corporation and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by applicable law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before beginning the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors. The inspectors shall have the duties prescribed by applicable law.

Section 1.9            Voting.

Except as otherwise required by applicable law or by the certificate of incorporation of the Corporation, all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively. All elections of directors shall be determined by a plurality of the votes cast.

Section 1.10           Stock List.

A complete list of stockholders of the Corporation entitled to vote at any meeting of stockholders of the Corporation, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder, for any purpose germane to a meeting of the stockholders of the Corporation, for a period of at least 10 days before the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before such meeting date.

The stock list shall also be open to the examination of any such stockholder during the entire meeting. The Corporation may look to this list as the sole evidence of the identity of the stockholders entitled to vote at a meeting and the number of shares held by each stockholder.

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SECTION 2 - BOARD OF DIRECTORS

Section 2.1            Qualifications of Directors.

Directors need not be stockholders to be qualified for election or service as a director of the Corporation.

Section 2.2            Removal; Resignation.

Any director or the entire Board of Directors may be removed, but only with cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Corporation.

Section 2.3            Regular Meetings.

Regular meetings of the Board of Directors shall be held at the place (if any), on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.4            Special Meetings.

Special meetings of the Board of Directors may be called by the President or by two or more directors then in office and shall be held at the place, if any, on the date and at the time as he, she or they shall fix. Notice of the place, if any, date and time of each special meeting shall be given to each director either (a) by mailing written notice thereof not less than five days before the meeting, or (b) by telephone, facsimile or electronic transmission providing notice thereof not less than twenty-four hours before the meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting of the Board of Directors.

Section 2.5            Quorum.

At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof.

Section 2.6            Participation in Meetings By Conference Telephone or Other Communications Equipment.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other director, and such participation shall constitute presence in person at the meeting.

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Section 2.7            Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in the order and manner that the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in the certificate of incorporation of the Corporation or these bylaws or required by applicable law. The Board of Directors or any committee thereof may take action without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings, or electronic transmission or electronic transmissions, are filed with the minutes of proceedings of the Board of Directors or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8            Compensation of Directors.

The Board of Directors shall be authorized to fix the compensation of directors. The directors of the Corporation shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be reimbursed a fixed sum for attendance at each meeting of the Board of Directors, paid an annual retainer or paid other compensation, including equity compensation, as directors of the Corporation determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees have their expenses, if any, of attendance of each meeting of such committee reimbursed and may be paid compensation for attending committee meetings or being a member of a committee.

SECTION 3 - COMMITTEES

Section 3.1            Committees of the Board of Directors.

The Board of Directors may designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees, appoint a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

SECTION 4 - OFFICERS

Section 4.1            Generally.

The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Chief Financial Officer and other officers as may from time to time be appointed by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The compensation of officers appointed by the Board of Directors shall be determined from time to time by the Board of Directors or a committee thereof or by the officers as may be designated by resolution of the Board of Directors.

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Section 4.2            President.

Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.3            Vice President.

Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.4            Secretary and Assistant Secretaries.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary, (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

Section 4.5            Chief Financial Officer.

The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

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Section 4.6            Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.7            Removal.

The Board of Directors may remove any officer of the Corporation at any time, with or without cause.

Section 4.8            Action with Respect to Securities of Other Companies.

Unless otherwise directed by the Board of Directors, the President, or any officer of the Corporation authorized by the President, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

SECTION 5 - STOCK

Section 5.1            Certificates of Stock.

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided in the DGCL. Stock certificates shall be signed by, or in the name of the Corporation by, (i) the Chairman of the Board (if any), the President or a Vice President, and (ii) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, or the Chief Financial Officer, certifying the number of shares owned by such stockholder. Any signatures on a certificate may be by facsimile.

Section 5.2            Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 5.3            Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to regulations as the Board of Directors may establish concerning proof of the loss, theft or destruction and concerning the giving of a satisfactory bond or indemnity, if deemed appropriate.

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Section 5.4            Regulations.

The issue, transfer, conversion and registration of certificates of stock of the Corporation shall be governed by other regulations as the Board of Directors may establish.

Section 5.5            Record Date.

In order for the Corporation to determine the stockholders of the Corporation entitled to notice of any meeting of stockholders of the Corporation, the Board of Directors may, except as otherwise required by applicable law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders of the Corporation shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any postponement or adjournment of the meeting, provided, that the Board of Directors may fix a new record date for determination of the stockholders entitled to vote at a postponed or adjourned meeting, and in such case shall also fix the record date of the stockholders entitled to notice of such postponed or adjourned meeting at the same or on an earlier date as that fixed for determination of the stockholders entitled to vote at the postponed or adjourned meeting.

SECTION 6 - NOTICES

Section 6.1            Notices.

If mailed, notice to a stockholder of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to a stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.2            Waivers.

A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person or entity, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person or entity. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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SECTION 7 - MISCELLANEOUS

Section 7.1            Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary, Assistant Treasurer or the Chief Financial Officer.

Section 7.2            Reliance upon Books, Reports, and Records.

Each director and each member of any committee designated by the Board of Directors of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board of Directors so designated, or by any other person or entity as to matters which such director or committee member reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Section 7.3            Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 7.4.           Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 8 – INDEMNIFICATION

(a)           Indemnity in Third-Party Proceedings. The Corporation shall be liable to indemnify the current and former (for a period of six (6) years following the resignation or removal of such former officer or director) officers and directors of the Corporation (the “Indemnitees”) in accordance with the provisions of this Section 8 if Indemnitee is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor. Pursuant to this Section 8, Indemnitee shall be indemnified against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, in the case of a criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

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(b)           Indemnity in Proceedings by or in the Right of the Corporation. The Corporation shall be liable to indemnify Indemnitee in accordance with the provisions of this Section 8 if Indemnitee is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Corporation to procure a judgment in its favor. Pursuant to this Section 8, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding (or any claim, issue or matter therein) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification for Expenses shall be made under this Section 8 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless and only to the extent that any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

(c)           Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of these Bylaws, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding, the Corporation shall be liable to indemnify Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall be liable to indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(d)           Indemnification For Expenses of a Witness. Notwithstanding any other provision of these Bylaws, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, the Corporation shall be liable to indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

(e)           Additional Indemnification. Notwithstanding any limitation in this Section 8, the Corporation shall be liable to indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is a party to, or threatened to be made a party to, any Proceeding (including a Proceeding by or in the right of the Corporation to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding; provided, however, that no indemnity shall be made under this Section 8(e) on account of Indemnitee’s conduct which has been adjudicated to constitute a breach of Indemnitee’s duty of loyalty to the Corporation or its shareholders or to constitute an act or omission not in good faith or involving intentional misconduct or a knowing violation of the law.

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(f)            For purposes of Section 8(e), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

i.	to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL; and

ii.	to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of these Bylaws that increase the extent to which a corporation may indemnify its officers and directors.

(g)           Exclusions. Notwithstanding any provision in this Section 8, the Corporation shall not be obligated to make any indemnity payment, or to advance any expenses, in connection with any claim made against Indemnitee:

i.	for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy or other indemnity provision;

ii.	for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; provided, however, that notwithstanding any limitation on the Corporation’s obligation to provide indemnification set forth in this Section 8(g) or elsewhere, Indemnitee shall be entitled to receive advancement of Expenses hereunder with respect to any such claim unless and until a court having jurisdiction over the claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute; or

iii.	in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) such indemnification is expressly required to be made by applicable law, (ii) the Proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL, or (iv) such indemnification is required to be made pursuant to Section 8(n) of these Bylaws.

(h)           Advancement of Expenses; Defense of Claim. Except as otherwise provided herein, the Corporation shall be obligated to advance any and all Expenses incurred by Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Corporation of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced to the extent and only to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation. Any advances (i) shall be unsecured and interest free; (ii) shall be made without regard to Indemnitee’s ability to repay the advances and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of these Bylaws; and (iii) shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advances claimed. The Corporation will be entitled to participate reasonably in the Proceeding at its own expense.

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(i)            Procedure for Notification and Requests for Advancement and Indemnification. To obtain advancement of Expenses and/or indemnification under these Bylaws, Indemnitee shall, not later than sixty (60) days after receipt by Indemnitee of notice of the commencement of any Proceeding, except for Proceedings pending as of the date of these Bylaws, submit to the Corporation written notification of the Proceeding; with regard to Proceedings pending as of the date of these Bylaws, Indemnitee shall submit to the Corporation written notification not later than thirty (30) days after the date of these Bylaws. The omission to notify the Corporation will relieve the Corporation of its advancement or indemnification obligations under these Bylaws only to the extent the Corporation can establish that such omission to notify resulted in actual prejudice to it, and the omission to notify the Corporation will, in any event, not relieve the Corporation from any liability which it may have to indemnify Indemnitee otherwise than under these Bylaws. The Secretary of the Corporation shall, promptly upon receipt of notification from Indemnitee pursuant to this Section 8(i), advise the Board in writing that Indemnitee has provided such notification.

(j)            Expense Request. Subject to Section 8(h), to obtain advancement of Expenses under these Bylaws, Indemnitee shall submit to the Corporation a written request therefor, together with such invoices or other supporting information as may be reasonably requested by the Corporation and reasonably available to Indemnitee, and, only to the extent required by applicable law which cannot be waived, an unsecured written undertaking to repay amounts advanced. The Corporation shall make advance payment of Expenses to Indemnitee no later than thirty (30) days after receipt of the written request for advancement (and each subsequent request for advancement) by Indemnitee. If, at the time of receipt of any such written request for advancement of Expenses, the Corporation has director and officer insurance policies in effect, the Corporation will promptly notify the relevant insurers in accordance with the procedures and requirements of such policies. The Corporation shall thereafter keep such director and officer insurers informed of the status of the Proceeding or other claim, as appropriate to secure insurance coverage of Indemnitee for such claim.

(k)           Indemnification Request. In order to obtain indemnification under these Bylaws, Indemnitee shall, anytime at Indemnitee’s discretion following notification by Indemnitee of the commencement of any Proceeding pursuant to Section 8(l)(i) of these Bylaws, submit to the Corporation a written request for indemnification pursuant to this Section 8(k), including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. No determination of Indemnitee’s entitlement to indemnification shall be made until such written request for a determination is submitted by Indemnitee to the Corporation pursuant to this Section 8(k). The failure to submit a written request to the Corporation will relieve the Corporation of its indemnification obligations under these Bylaws only to the extent the Corporation can establish that such failure to make a written request resulted in actual prejudice to it, and the failure to make a written request will not relieve the Corporation from any liability which it may have to indemnify Indemnitee otherwise than under these Bylaws.  The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.  Upon submission of a written request for indemnification by Indemnitee pursuant to this Section 8(k), Indemnitee’s entitlement to indemnification shall be determined according to Section 8(l) of these Bylaws.

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(l)            Procedure Upon Application for Indemnification.

i.	Upon receipt of Indemnitee’s written request for indemnification pursuant to Section 8(k), a determination with respect thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (i) by a majority vote of the Disinterested Directors, even though less than a quorum, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (iii) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (iv) by the stockholders of the Corporation. Notwithstanding the above, if a determination with respect to Indemnitee’s right to indemnification is to be made following a Change of Control, such determination shall be made in the specific case by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Disinterested Directors or Independent Counsel, as the case may be, making such determination shall be advanced and borne by the Corporation (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Corporation is liable to indemnify and hold Indemnitee harmless therefrom.

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ii.	In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(l) hereof, the Independent Counsel shall be selected as provided in this Section 8(l). The Independent Counsel shall be selected by the Board and the Board shall provide written notice to the Indemnitee of the identity of the Independent Counsel so selected. Indemnitee may, within ten (10) days after such written notice of selection shall have been received, deliver to the Corporation a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 8(p) of these Bylaws, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 8(l) hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Corporation’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under this Section 8(l). Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 8(n) of these Bylaws, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing). The Corporation shall pay all reasonable fees and expenses incident to the procedures of this Section 8(l), regardless of the manner in which such Independent Counsel was selected or appointed.

(m)          Presumptions and Effect of Certain Proceedings.

i.	In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under these Bylaws if Indemnitee has submitted a notice and a request for indemnification in accordance with Section 8(k) of these Bylaws. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Corporation (including by the Board) or of Independent Counsel to have made a determination prior to the commencement.

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ii.	If the person, persons or entity empowered or selected under Section 8(m) of these Bylaws to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Corporation of Indemnitee’s written request for indemnification pursuant to Section 8(k) of these Bylaws, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

iii.	The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in these Bylaws) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(n)          Remedies of Indemnitee.

i.	In the event that (i) a determination is made pursuant to Section 8(l) of these Bylaws that Indemnitee is not entitled to indemnification under these Bylaws, (ii) advancement of Expenses is not timely made pursuant to Section 8(h) or 8(l) of these Bylaws, (iii) payment of indemnification is not made pursuant to Section 8(c), 8(d), 8(e) or the last sentence of Section 8(l) of these Bylaws within ten (10) days after receipt by the Corporation of a written request therefor, or (iv) payment of indemnification pursuant to Section 8(a) or 8(b) of these Bylaws is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (v) Indemnitee determines in its sole discretion that such action is appropriate or desirable, Indemnitee shall be entitled to seek an adjudication by a court of competent jurisdiction as to Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Corporation shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

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ii.	In the event that a determination shall have been made pursuant to Section 8(l) of these Bylaws that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration, commenced pursuant to this Section 8(n), shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 8(n), in the event that the person, persons or entity empowered or selected under Section 8(l) of these Bylaws to determine whether Indemnitee is entitled to indemnification has not made such a determination within the time period provided for under Section 8(m) of these Bylaws, the Corporation shall stipulate and may not contest that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

iii.	If a determination shall have been made pursuant to Section 8(l) of these Bylaws that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 8(n), absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

iv.	In the event that Indemnitee is a party to a judicial proceeding or arbitration pursuant to this Section 8(n) concerning Indemnitee’s rights under, or to recover damages for breach of, these Bylaws, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, Indemnitee shall be entitled to recover from the Corporation (who shall be liable therefor), and shall be indemnified by the Corporation against, any and all Expenses reasonably incurred by Indemnitee in connection with such judicial adjudication or arbitration.

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v.	The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 8(n) that the procedures and presumptions of these Bylaws are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of these Bylaws. The Corporation shall be liable to indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Corporation of a written request therefor) advance such Expenses to Indemnitee that are incurred by Indemnitee in connection with any judicial adjudication or arbitration involving Indemnitee for indemnification or advancement of Expenses from the Corporation under these Bylaws or under any directors’ and officers’ liability insurance policies maintained by the Corporation, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(o)           Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in these Bylaws is unavailable to Indemnitee for any reason whatsoever, the Corporation, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under these Bylaws, in such proportion in order to reflect (i) the relative benefits received by the Corporation and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Corporation (and its directors, officer, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

(p)           Definitions as used in this Section 8.

i.	“Board” means the Board of Directors of the Corporation.

ii.	“Change of Control” means (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the total voting power represented by the Corporation’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Corporation, or any parent or subsidiary of the Corporation or any employee benefit plan of the Corporation) pursuant to a transaction or a series of transactions which the Board does not approve; (2) a merger or consolidation of the Corporation, whether or not approved by the Board, which results in the holders of voting securities of the Corporation outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; (3) the sale or disposition of all or substantially all of the Corporation’s assets (or consummation of any transaction having similar effect) provided that the sale or disposition is of more than two-thirds (2/3) of the assets of the Corporation; or (4) the date a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; (5) In any case, a Change of Control under this Section 2(a) must also meet the requirements of a change in ownership or effective control, or a sale of a substantial portion of the Corporation’s assets in accordance with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, and the applicable provisions of Treasury Regulation § 1.409A-3.

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iii.	“Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Corporation or of any other Enterprise.

iv.	“Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

v.	“Enterprise” means (i) the Corporation, (ii) any other corporation, partnership, limited liability Corporation, joint venture, trust, employee benefit plan or other enterprise which is an affiliate or wholly or partially owned subsidiary of the Corporation and of which Indemnitee is or was serving as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary and (iii) any other corporation, partnership, limited liability Corporation, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation.

vi.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

vii.	“Expenses” includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses shall include such fees and expenses, and costs incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

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viii.	“Independent Counsel” means, at any time, any law firm, or a member of a law firm, that (i) is experienced in matters of corporation law and (ii) is not, at such time, or has not been in the five years prior to such time, retained to represent: (1) the Corporation or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under these Bylaws, or of other indemnities under similar indemnification agreements), or (2) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under these Bylaws. The Corporation agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to these Bylaws or its engagement pursuant hereto and to be jointly and severally liable therefor.

ix.	“Proceeding” includes any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, including without limitation any such proceeding pending as of the date of these Bylaws, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was an officer or director of the Corporation, by reason of ny action taken by Indemnitee or of any action on Indemnitee’s part while acting as director or officer of the Corporation, or by reason of the fact that Indemnitee is or was serving as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of any other Enterprise, in each case whether or not serving in such capacity at the time any Expense, judgment, fine or amount paid in settlement is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under these Bylaws.

SECTION 9 - AMENDMENTS

These bylaws may be altered, amended or repealed in accordance with the certificate of incorporation of the Corporation.

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